EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Sponsors and Trustee of Equity Investor Fund, Select S&P Industrial Portfolio 1998 Series C
Defined Asset Funds:

We consent to the use in this Registration Statement No. 333-47561 of our report dated April 27, 1998, relating to the Statement of Condition of Equity Investor Fund, Select S&P Industrial Portfolio 1998 Series C, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
April 27, 1998